Exhibit 23










                 CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the inclusion of our report dated January 21, 2003 on the financial statements of AEI Income and Growth Fund 24 LLC as of December 31, 2002 and 2001 and for the years then ended and our report dated January 21, 2003 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2002 and 2001 in the Form SB-2 Post-effective Amendment #5 Registration Statement including Supplement No. 6 of AEI Income and Growth Fund 24 LLC dated on or about April 7, 2003 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                       /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P. Certified Public Accountants


Minneapolis, Minnesota
April  7, 2003